Exhibit 10.2

PARTY CITY HOLDCO INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Each individual who provides services to Party City Holdco Inc. (the “Company”) as a director, other than a director who is employed by the Company or a subsidiary or who is affiliated with Thomas H. Lee Partners, L.P., or an affiliate of Thomas H. Lee Partners, L.P. (a “Non-Employee Director”), shall be entitled to receive the following amounts of compensation:

Type of Compensation	Amount and Form of Payment
Annual retainer	$75,000 (payable in arrears on a quarterly basis in either cash or in shares of the Company’s common stock (with the amount of common stock to be based on the closing price of the Company’s common stock on the NYSE on the issuance date, rounded down to the nearest whole share))

Equity retainer

Annual grant of restricted stock units, which will be equal to the aggregate fair market value of the shares of the Company’s common stock underlying the restricted stock units on the date of grant (as determined below), of $125,000 (with the number of restricted stock units actually granted to be based on the closing price of the Company’s common stock on the NYSE on the grant date, rounded down to the nearest whole share); such restricted stock units to be granted at the time of the Company’s annual meeting of stockholders and to vest in full on the earliest of the first anniversary of the date of grant, the termination of the Non-Employee Director’s service due to his or her death or a Change in Control (as defined in the applicable stock option agreement), subject, in each case, to the director’s continued service as a member of the board of directors of the Company through such date.

A Non-Employee Director whose appointment or election to the board of directors of the Company is effective at a time other than the Company’s annual meeting of stockholders will receive a grant of restricted stock units upon his or her appointment or election, as applicable, with respect to a number of shares of the Company’s common stock that is determined on the same basis as described above, but pro-rated by multiplying the number of restricted stock units that would otherwise be granted by a fraction, (i) the numerator of which is the number of days from such appointment or election until the first anniversary of the annual meeting of stockholders that immediately preceded such appointment or election, and (ii) the denominator of which is 365, and then rounding down the number of restricted stock units granted to the nearest whole number. Such restricted stock units vest on the same basis as is described above.

Additional annual retainer for chairperson of the board of directors	$135,000 (payable in arrears on a quarterly basis in either cash or in shares of the Company’s common stock (with the amount of common stock to be based on the closing price of the Company’s common stock on the NYSE on the issuance date, rounded down to the nearest whole share))

Additional annual cash retainer for audit committee chair	$20,000 (payable in arrears on a quarterly basis)

Additional annual cash retainer for compensation committee chair	$15,000 (payable in arrears on a quarterly basis)

Additional annual cash retainer for nominating and governance committee chair	$12,500 (payable in arrears on a quarterly basis)

Additional annual cash retainer for audit committee members	$12,500 (payable in arrears on a quarterly basis)

Additional annual cash retainer for compensation committee members	$10,000 (payable in arrears on a quarterly basis)

Additional annual cash retainer for nominating and governance committee members	$7,500 (payable in arrears on a quarterly basis)

In addition, Non-Employee Directors will be reimbursed by the Company for reasonable and customary expenses incurred in connection with attendance at board of director and committee meetings, in accordance with the Company’s policies as in effect from time to time.

For the avoidance of doubt, directors who are employees of the Company or one of its subsidiaries, or who are affiliated with Thomas H. Lee Partners, L.P., or an affiliate of Thomas H. Lee Partners, L.P., will not receive compensation for their service as a director, other than reimbursement for reasonable and customary expenses incurred in connection with attendance at board of director and committee meetings, in accordance with the Company’s policies as in effect from time to time.

To the extent permitted by applicable Company plan terms, Non-Employee Directors may elect to defer their annual cash retainers in accordance with the terms and provisions of the Company’s nonqualified deferred compensation plan, as such plan may be in effect from time to time, or such other program (if any) as is maintained by the Company.

This Non-Employee Director Compensation Program may be amended or terminated by the board of directors of the Company (or the compensation committee thereof) at any time.